Exhibit 99.1
For Immediate Release
OpenTV Reports Fourth Quarter and 2006 Full Year Results
Company Reports Continued Strong Financial Results
San Francisco, Calif., March 15, 2007 - OpenTV (NASDAQ GM: OPTV), a leading provider of solutions for the delivery of advanced digital television services, today announced financial results for its fourth quarter and year ended December 31, 2006.
“OpenTV generated record annual revenue growth during the year and revenues for the fourth quarter represent the highest quarterly total in the company’s history,” said OpenTV’s President and Chief Executive Officer, Alan Guggenheim. “These record financial results were driven by continued strong performance of our Middleware segment, and a 30% year on year increase in Applications segment revenues. We also expanded our customer base during the year, signing key agreements with customers in emerging markets such as India and China, a deal with a major cable operator in France, and our first significant middleware agreement with a U.S. cable operator. In addition, several of our key customers launched services in 2006 with our latest middleware products Core2 and PVR2.”
Mr. Guggenheim continued, “Looking ahead, we see significant potential on several fronts: OpenTV’s current global leadership position in middleware will be augmented by future opportunities as a result of the increasing rate of worldwide digital TV deployments. Also we foresee new opportunities in the areas of advertising and participation television—all of which is enhanced by our new partnership with the Kudelski Group. OpenTV will be taking significant steps in the coming months to further strengthen our operating capabilities and market position in order to capitalize on these significant global market opportunities.”
Key Operating Measures

	Three	Three		Twelve	Twelve
	months	months		months	months
	ended	ended		ended	ended
	December	December		December	December
USD Millions	31, 2006	31, 2005	Change	31, 2006	31, 2005	Change
Revenues	$26.7m	$24.2	10%	$101.9m	$87.4m	17%
Adjusted EBITDA, before unusual items	$1.0m	$0.8m	$0.2m	$3.9m	$(0.7)m	$4.6m
Cash, Cash Equivalents and Marketable Debt Securities				$65.2m	$64.5m	$0.7m
Full-Year 2006 Results
For the year ended December 31, 2006, revenues were $101.9 million, 17% higher than revenues of $87.4 million in 2005. Royalties and licenses for 2006 increased 20% to $65.9 million. Services and other revenue for 2006 increased 11% to $36.0 million. Adjusted EBITDA, before unusual items, improved to $3.9 million for 2006, compared to a loss of $0.7 million in 2005. Adjusted EBITDA, before unusual items, is a non-GAAP financial measure. Reconciliations of the differences between this non-GAAP financial measure and net loss, which is the most directly comparable GAAP financial measure, are included at the end of this press release. Additional information regarding the derivation of Adjusted EBITDA and a statement of the relevance to management of this information and its possible usefulness to investors is also included at the end of this release.
Net loss for the year ended December 31, 2006 was $10.8 million, or $0.08 per share, compared to a net loss of $8.5 million, or $0.07 per share, in 2005. Net loss for the full year 2006 period includes approximately $3.4 million in share-based compensation expenses, which the company began reporting in 2006 pursuant to SFAS 123R and was not included in the 2005 period. Net income for the full-year 2005 included a gain of $3.1 million related to the sale of an investment in a private company.
Cash flow from operations was $3.0 million for 2006, an improvement of $0.6 million from 2005.
As of December 31, 2006, the company had deferred revenue of $25.6 million compared with $22.6 million at the end of 2005.
As of December 31, 2006, OpenTV had cash, cash equivalents and short and long-term marketable debt securities totaling $65.2 million compared to $64.5 million as of December 31, 2005.
Fourth Quarter 2006
For the quarter ended December 31, 2006, revenues were $26.7 million, an increase of 10% over revenues of $24.2 million for the fourth quarter of 2005. Adjusted EBITDA, before unusual items, improved to $1.0 million for the quarter ended December 31, 2006, compared to $0.8 million for the fourth quarter of 2005.
Net loss for the fourth quarter of 2006 was $3.4 million, or $0.03 per share, compared to a net gain of $2.9 million, or $0.02 per share, for the fourth quarter of 2005. Net loss for the 2006 period includes approximately $0.5 million in share-based compensation expenses, which the company began reporting in 2006 pursuant to SFAS 123R and was not included in the 2005 period. Net income in the fourth quarter of 2005 included a gain of $3.1 million related to the sale of an investment in a private company.
Segment Information
     Revenues
•	For the full year, Middleware and Integrated Technologies revenues increased by 16% to $78.9 million. In the fourth quarter of 2006, Middleware and Integrated Technologies revenues were $21.3 million compared to $17.6 million for the same period in the prior year.

•	For the full year, Applications revenues increased by 30% to 18.4 million. In the fourth quarter of 2006, Applications revenues were $5.2 million compared to $4.7 million for the same period in the prior year.

•	For the full year, BettingCorp revenues decreased by 8% to $4.6 million. In the fourth quarter of 2006, BettingCorp revenues were $0.3 million compared to $1.9 million for the same period in the prior year.
     Contribution Margin
•	For the full year, Middleware and Integrated Technologies contribution margin decreased by $0.6 million to $28.3 million. For the fourth quarter, Middleware and Integrated Technologies contribution margin decreased by $0.3 million to $7.1 million.

•	For the full year, Applications contribution margin improved by $3.1 million to a loss of $1.4 million. For the fourth quarter, Applications contribution margin improved by $0.9 million to $0.4 million.

•	For the full year, BettingCorp contribution margin improved by $3.2 million to a loss of $1.7 million. For the fourth quarter, BettingCorp contribution margin improved by $0.2 million to a loss of $1.1 million.
For 2006, total contribution margin from our operating segments improved to $25.2 million, compared to $19.5 million in 2005. Unallocated corporate overhead was $21.4 million in 2006, $1.2 million more than unallocated corporate overhead of $20.2 million in 2005. For the fourth quarter, total contribution margin improved to $6.4 million in 2006, compared to $5.6 million for the same period in the prior year. Unallocated corporate overhead increased by $0.5 million for the fourth quarter of 2006 compared to the prior year period.
Conference Call Details
OpenTV will conduct a conference call to discuss the company’s fourth quarter financial results. The details of the call are as follows:

Date and Time:	Thursday, March 15, 2007 at 5:00 p.m. ET / 2 p.m. PT
Dial-in Number US:	866-578-5771
Dial-in Number International:	617-213-8055
Pass Code:	26094275
Replay Number US:	888-286-8010
Replay Number International:	617-801-6888
Pass Code:	35292131
The conference call replay will be available from Thursday, March 15, 2007 at 7:00 p.m. ET / 4:00 p.m. PT through Thursday, March 22, 2007, until 7:00 p.m. ET / 4:00 p.m. PT on the Investor Relations section of the OpenTV website at www.opentv.com.
About Segment Information
Because our business segments reflect the manner in which management reviews our business, they necessarily involve judgments that management believes are reasonable in light of the circumstances under which they are made. These judgments may change over time or may be modified to reflect new facts or circumstances. Segments may also be changed or modified from time to time to reflect technologies and applications that are newly created or that have changed, or other business conditions that evolve, each of which may result in management reassessing specific segments, the elements included therein and the methodologies used to assess segment performance.
In addition to reviewing the company’s business segments by revenues, management also reviews and assesses the “contribution margin” of each of these segments, which is a non- GAAP financial measure.
Non-GAAP Financial Measures
“EBITDA” is an acronym for earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, as used in this release, removes from EBITDA the effects of amortization of intangible assets, share-based compensation expense, other income and expense, and minority interest. “Adjusted EBITDA before unusual items” removes from Adjusted EBITDA the effects of contract amendments that mitigated potential loss positions and restructuring costs.
“Contribution margin,” as used in this release, is defined by the company as segment revenues less related direct or indirect allocable costs, including headcount and headcount-related overhead costs, consulting and subcontractor costs, travel, marketing and network infrastructure and bandwidth costs. Contribution margin excludes unallocated corporate overhead, interest, taxes, depreciation and amortization, amortization of intangible assets, share-based compensation, impairment of goodwill, impairment of intangibles, other income, minority interest, restructuring provisions, and unusual items such as contract amendments that mitigated potential loss positions. These exclusions reflect costs not considered directly allocable to individual business segments and result in a definition of contribution margin that does not take into account the substantial cost of doing business.
Management believes that “Adjusted EBITDA before unusual items” and “contribution margin” are relevant and useful measures, when considered in conjunction with the comparable GAAP measures, for use by investors in evaluating the operational performance of the company. They are some of the principal measures used by OpenTV’s management to assess the financial performance of its business. OpenTV’s management believes that both Adjusted EBITDA before unusual items and contribution margin provide meaningful information because each measure represents a transparent view of OpenTV’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments and identify strategies to improve operating performance. While OpenTV’s management may consider Adjusted EBITDA before unusual items and contribution margin to be important measures of comparative operating performance, they should be considered in addition to, but not as a substitute for, loss from operations, net loss, cash flow and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this press release. Additionally, OpenTV’s calculation of Adjusted EBITDA before unusual items and contribution margin may be different from the calculation used by other companies and, therefore, comparability may be affected. OpenTV reconciles Adjusted EBITDA before unusual items and each reported segment’s contribution margin to its consolidated net loss as presented in the accompanying financial statements, because OpenTV believes consolidated net loss is the most directly comparable financial measure presented in accordance with GAAP.
While OpenTV believes that the presentation of non-GAAP financial measures contained in this press release complies with the rules and guidance of the SEC, it can give no assurance that it will be able to provide the same or comparable measures in future press releases or announcements. OpenTV may, in the future, determine to present non-GAAP financial measures other than “Adjusted EBITDA before unusual items,” “Adjusted EBITDA” and “contribution margin” that it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect the information used by OpenTV’s management in assessing its business, which may change from time to time.
Cautionary Language Regarding Forward-Looking Information
The foregoing information contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors. In particular, factors that could cause our actual results to differ include risks related to: market acceptance of interactive television services and applications such as ours; delays in the development or introduction of new applications and versions of our service; technical difficulties with networks or operating systems; our ability to manage our resources effectively; changes in technologies that affect the television industry; and the protection of our proprietary information. These and other risks are more fully described in our periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission’s web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about our company for a more informed overview of our company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Open TV
OpenTV is one of the world’s leading providers of solutions for the delivery of digital and interactive television. The company’s software has been integrated in over 81 million digital set-top boxes and digital televisions around the world. The software enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive shopping, interactive and addressable advertising, games and gaming and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.
###

Investor Contact:	Press Contacts

Todd St.Onge / Brad Edwards	Barbara Cassidy
Brainerd Communicators	OpenTV
Tel: +1 (212) 986-6667	Tel: +1 (415) 962-5055
stonge@braincomm.com	Barbara.Cassidy@OpenTV.com
edwards@braincomm.com

OPENTV CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$48,616	$47,229
Short-term marketable debt securities	8,681	9,030
Accounts receivable, net of allowance for doubtful accounts of $348 and $305 at December 31, 2006, and 2005, respectively	20,560	16,873
Prepaid expenses and other current assets	5,799	4,638

Total current assets	83,656	77,770
Long-term marketable debt securities	7,928	8,213
Property and equipment, net	7,231	5,863
Goodwill	98,645	80,124
Intangible assets, net	18,477	27,150
Other assets	4,827	2,945

Total assets	$220,764	$202,065

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,088	$4,361
Accrued liabilities	18,940	18,568
Accrued restructuring	2,370	1,931
Due to Liberty Media	247	182
Current portion of deferred revenue	12,614	14,193

Total current liabilities	38,259	39,235

Long-term liabilities:
Deferred rent	1,201	1,404
Deferred revenue	12,987	8,391

Total long-term liabilities	14,188	9,795

Total liabilities	52,447	49,030

Commitments and contingencies

Minority interest	486	523

Shareholders’ equity:
Class A ordinary shares, no par value, 500,000,000 shares authorized; 107,906,960 and 98,105,119 shares issued and outstanding, including treasury shares, at December 31, 2006, and 2005, respectively	2,235,495	2,230,398
Class B ordinary shares, no par value, 200,000,000 shares authorized; 30,631,746 shares issued and outstanding	35,953	35,953
Additional paid-in capital	491,630	470,596
Treasury shares at cost, 76,327 shares	(38)	(38)
Deferred share-based compensation	—	(2)
Accumulated other comprehensive loss	(261)	(265)
Accumulated deficit	(2,594,948)	(2,584,130)

Total shareholders’ equity	167,831	152,512

Total liabilities, minority interest and shareholders’ equity	$220,764	$202,065

OPENTV CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)
Revenues:
Royalties and licenses	$17,445	$14,876	$65,886	$55,083
Services and other	9,293	9,323	36,022	32,297

Total revenues	26,738	24,199	101,908	87,380
Cost of revenues:
Royalties and licenses	2,091	1,562	7,560	6,393
Services and other	11,264	8,419	39,373	28,409

Total cost of revenues	13,355	9,981	46,933	34,802

Gross profit	13,383	14,218	54,975	52,578
Operating expenses:
Research and development	7,873	9,274	32,139	33,903
Sales and marketing	2,900	2,090	12,038	11,448
General and administrative	4,237	4,138	18,545	15,904
Restructuring and impairment costs	1,304	—	1,324	2,545
Amortization of intangible assets	508	522	2,082	1,738
Impairment of goodwill	747	—	747	—

Total operating expenses	17,569	16,024	66,875	65,538

Loss from operations	(4,186)	(1,806)	(11,900)	(12,960)
Interest income	752	515	3,027	1,678
Other income	569	3,526	408	3,823
Minority interest	9	9	37	62

Profit / (loss) before income taxes	(2,856)	2,244	(8,428)	(7,397)
Income tax expense / (benefit)	560	(660)	2,390	1,076

Net profit / (loss)	$(3,416)	$2,904	$(10,818)	$(8,473)

Net profit / (loss) per share, basic and diluted:	$(0.03)	$0.02	$(0.08)	$(0.07)

Shares used in per share calculation, basic	137,951,811	128,659,079	137,242,329	124,812,584

Shares used in per share calculation, diluted	137,951,811	137,508,887	137,242,329	124,812,584

OPENTV CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(10,818)	$(8,473)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization of property and equipment	3,286	3,843
Amortization of intangible assets	6,981	5,758
Share-based compensation	3,324	8
Non-cash employee compensation	121	151
Provision for / (reduction in) doubtful accounts	82	(142)
Impairment costs	747	602
Gain on sale of cost investment	—	(3,126)
Loss on disposal of fixed assets	24	—
Minority interest	(37)	(62)
Changes in operating assets and liabilities:
Accounts receivable	(3,769)	1,066
Prepaid expenses and other current assets	(1,161)	(991)
Other assets	(1,882)	(1,107)
Accounts payable	(273)	491
Accrued liabilities and deferred rent	2,827	(1,037)
Accrued restructuring	439	537
Due to Liberty Media	65	(206)
Deferred revenue	3,017	5,051

Net cash provided by operating activities	2,973	2,363

Cash flows from investing activities:
Purchase of property and equipment	(4,642)	(3,075)
Cash used in acquisitions, net of cash acquired	—	(4,199)
Proceeds from sale of cost investment	—	7,126
Proceeds from sale of marketable debt securities	12,448	40,155
Purchase of marketable debt securities	(11,777)	(30,035)
Private equity investments	—	(300)

Net cash provided / (used in) by investing activities	(3,971)	9,672

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	2,454	183

Net cash provided by financing activities	2,454	183

Effect of exchange rate changes on cash and cash equivalents	(69)	(649)

Net increase in cash and cash equivalents	1,387	11,569

Cash and cash equivalents, beginning of period	47,229	35,660

Cash and cash equivalents, end of period	$48,616	$47,229

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$(1,415)	$(1,088)

Non-cash investing and financing activities:
Conversion of exchangeable shares	$17,576	$—

Value of bonus shares issued to employees	$2,658	$3,180

Value of shares issued in connection with acquisition of CAM Systems	$—	$13,050

OPENTV CORP.
SEGMENT INFORMATION AND RECONCILIATION OF
CONTRIBUTION MARGIN AND ADJUSTED EBITDA TO NET PROFIT / (LOSS)
(In thousands)

	Three Months Ended December 31		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)
Revenues:
Middleware and integrated technologies
Royalties and licenses	$16,025	$14,370	$60,640	$54,337
Services and other	5,242	3,246	18,233	13,953

Subtotal — Middleware and integrated technologies	21,267	17,616	78,873	68,290

Applications
Royalties and licenses	1,420	506	3,992	746
Services and other	3,737	4,163	14,393	13,331

Subtotal — Applications	5,157	4,669	18,385	14,077

BettingCorp
Royalties and licenses	—	—	1,254	—
Services and other	314	1,914	3,396	5,013

Subtotal — BettingCorp	314	1,914	4,650	5,013

Total Revenue	$26,738	$24,199	$101,908	$87,380

Contribution Margin / (Loss):
Middleware and integrated technologies	$7,125	$7,451	$28,333	$28,927
Applications	375	(534)	(1,409)	(4,504)
BettingCorp	(1,138)	(1,295)	(1,690)	(4,900)

Total Contribution Margin	6,362	5,622	25,234	19,523

Unallocated corporate overhead	(5,339)	(4,802)	(21,351)	(20,212)

Adjusted EBITDA before unusual items	1,023	820	3,883	(689)

Restructuring and impairment costs	(1,304)	—	(1,324)	(2,545)

Adjusted EBITDA	(281)	820	2,559	(3,234)

Depreciation and amortization	(921)	(835)	(3,286)	(3,843)
Amortization of intangible assets	(1,701)	(1,764)	(6,981)	(5,758)
Share-based and non-cash compensation	(536)	(27)	(3,445)	(125)
Interest income	752	515	3,027	1,678
Other income	569	3,526	408	3,823
Minority interest	9	9	37	62
Impairment of goodwill	(747)	—	(747)	—

Profit / (loss) before income taxes	(2,856)	2,244	(8,428)	(7,397)
Income tax expense / (benefit)	560	(660)	2,390	1,076

Net profit / (loss)	$(3,416)	$2,904	$(10,818)	$(8,473)